Nicor Inc.
                                                                 Form 10-K/A
                                                                 Exhibit 99.04

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Birdsall, Inc. Retirement
  Savings Plan Committee:

We have audited the accompanying statements of net assets available for benefits of the Birdsall, Inc. Retirement Savings Plan (the Plan) as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements and the supplemental schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and supplemental schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN LLP
Arthur Andersen LLP



West Palm Beach, Florida,
    June 23, 2000.




             BIRDSALL, INC. RETIREMENT SAVINGS PLAN
        STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                AS OF DECEMBER 31, 1999 AND 1998

                                                  December 31
                                         -----------------------------
                                             1999             1998
                                         ------------      ------------

Assets:
Cash and cash equivalents               $    993,927      $    615,875

Investments                               34,093,114        29,590,961

Receivables
  Employer                                   275,800           438,734
  Participants                               287,834           248,869
                                        ------------      ------------
                                             563,634           687,603
                                        ------------      ------------

Total Assets                              35,650,675        30,894,439
                                        ------------      ------------

Liabilities:
Forfeitures                                  235,840           301,465
Other                                          9,327            31,321
                                        ------------      ------------

Total Liabilities                            245,167           332,786
                                        ------------      ------------

Net assets available for benefits       $ 35,405,508      $ 30,561,653
                                        ============      ============



The accompanying notes are an integral part of these statements.

             BIRDSALL, INC. RETIREMENT SAVINGS PLAN
   STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
         FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                           Year ended December 31
                                        ----------------------------
                                            1999              1998
                                        -------------     ------------

Additions
Investment income:
  Dividend income                      $      68,589     $     13,098
  Interest income                            642,991          689,786
  Net appreciation/(depreciation) in
    market value of Nicor Inc.
    common stock                            (285,619)           8,473
  Net investment gain from common/
    collective trusts                      3,336,356        3,700,955
  Net investment gain/(loss) from
    registered investment company            199,910          (23,055)
                                        ------------     ------------
                                           3,962,227        4,389,257

Contributions:
  Participant                              2,010,097        2,018,249
  Employer                                 1,348,949        1,259,426
                                        ------------     ------------
                                           3,359,046        3,277,675
                                        ------------     ------------

Total additions                            7,321,273        7,666,932
                                        ------------     ------------

Deductions
Distributions to participants              2,441,145        2,245,827
Administrative expenses and other             36,273           81,887
                                        ------------     ------------

Total deductions                           2,477,418        2,327,714
                                        ------------     ------------

Net increase                               4,843,855        5,339,218

Net assets available for benefits
  at beginning of year                    30,561,653       25,222,435
                                        ------------      ------------

Net assets available for benefits
  at end of year                        $ 35,405,508     $ 30,561,653
                                        ============     ============



The accompanying notes are an integral part of this statement.

                    Birdsall, Inc. Retirement Savings Plan
                      Notes to the Financial Statements

PLAN INFORMATION

The following description of the Birdsall, Inc. Retirement Savings Plan provides only general information. Participants should refer to the Plan agreement for more detailed information.

The Plan. Birdsall, Inc. (the Company) established the Tropical Shipping Savings Investment Plan (the Savings Investment Plan) on September 1, 1983, to provide its eligible employees with an opportunity to accumulate retirement savings. Effective January 1, 1990, the Birdsall, Inc. Profit Sharing Plan was merged into the Savings Investment Plan and re-designated as the Birdsall, Inc. Retirement Savings Plan (the Plan). The funds of the Plan are held for safekeeping and investment by the Birdsall, Inc. Retirement Savings Plan Trust (the Trust). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Plan administration. Authority to control and manage the operation and administration of the Plan is vested in a committee appointed by the Board of Directors of the Company. Under the terms of a trust agreement, the Northern Trust Company acts as trustee for the Trust and holds the investments of the Plan. The Northern Trust Company also acts as investment manager for certain investments of the Plan. Administrative expenses associated with operation of the Plan are paid from Plan assets.

Contributions. The participant may elect to make, by payroll deduction, either tax-deferred or after-tax contributions, or any combination thereof that are partially matched by the Company. The Company also pays an annual discretionary lump sum contribution allocated equally to eligible participants. In addition, the Plan accepts certain rollovers. Participants direct the investment of their contributions into various investment options offered by the Plan.

Employee contributions include amounts in excess of maximum contribution levels for certain participants. Excess contributions are refunded to participants. A liability for excess contributions payable of $9,327 and $16,881 has been reflected in the statements of net assets available for benefits as of December 31, 1999 and 1998, respectively.

Participant loans. Participants may borrow a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. Loans are repayable through payroll deductions over periods ranging from one year to five years, and are secured by the balance in the participant's account. The interest rate is based on the Northern Trust prime rate plus 1 percent and is fixed over the life of the loan. The average interest rate for outstanding participant loans for the years ended December 31, 1999 and 1998, was 8.83 and
9.4 percent, respectively.

Vesting and forfeitures. The participant's contributions and earnings thereon are immediately vested. The Company's contributions and earnings thereon are vested after the participant's completion of five years of service, the participant's death while employed by the Company or retirement. If the participant's interest in the Company's contributions and earnings thereon is not vested, such interest will be forfeited if the participant's employment with the Company or an affiliate is terminated and the participant is not reemployed within five years by the Company or an affiliate. Any amounts forfeited by a participant are applied to reduce the amount of the Company's contributions under the Plan.

Suspensions and withdrawals. The participant may suspend contributions and will not cease to be a participant during the suspension period.

                    Birdsall, Inc. Retirement Savings Plan
                Notes to the Financial Statements (Continued)

The participant may elect, under certain conditions, to withdraw participant contributions and earnings thereon prior to termination of employment. The Company's matching contributions and earnings thereon will not be distributed until the vested participant's attainment of age 59-1/2 or employment has been terminated.

Plan termination. The Company expects to continue the Plan indefinitely, but reserves the right to amend or discontinue it at any time subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their account balances.

ACCOUNTING POLICIES

Investment valuation. The Plan states its investment in the Trust at the underlying value of the investments of the Trust as follows:

Group annuity contracts are recorded at contract value. Contract value represents contributions made plus interest at the various contract rates, less Plan withdrawals and administrative expenses. The aggregate market value of the group annuity contracts at December 31, 1999 and 1998 approximated contract value. Estimated market value is based on a variety of factors, such as contract terms, interest rate, maturity date and credit worthiness of the issue. For the years ended December 31, 1999 and 1998, the average return was approximately 6.5 and 6.3 percent, respectively.

The market value for Nicor Inc. common stock is based on the closing price on the New York Stock Exchange Composite Tape.

The market value of the units of the common/collective trusts and registered investment companies are determined based on the underlying market value of the investments of the funds.

Use of estimates. The preparation of financial statements requires management to make estimates that affect the reported amounts. Actual results could differ from those estimates.

Reclassifications. Certain reclassifications were made to conform the prior year's financial statements to the current year's presentation.

INVESTMENTS

Balances at December 31 are as follows:
                                             1999                 1998
                                         ------------        ------------

Group annuity contracts                  $  9,685,741        $  9,911,891
Common/collective trusts*                  20,107,686          17,802,982
Registered investment companies               966,624             727,756
Nicor Inc. common stock*                    1,459,000             377,431
Interest bearing cash*                      1,874,063             770,901
                                         ------------        ------------

                                         $ 34,093,114        $ 29,590,961
                                         ============        ============

* Includes Party-in-Interest Investment.

                    Birdsall, Inc. Retirement Savings Plan
                Notes to the Financial Statements (Concluded)

The fair value of fund investments that represent 5% or more of the Plan's net assets are as follows:

                                              1999              1998
                                          ------------      ------------

John Hancock Financial Services group
annuity contract                          $  2,748,654      $  3,557,620
Providian Capital Management group
annuity contract                             2,149,074         2,692,409
Travelers group annuity contract             1,778,111                 0
Allstate Life Insurance group annuity
  contract                                   1,952,013         1,988,703
Interest bearing cash*                       1,874,063           770,901
Collective stock index fund*                17,429,908        15,350,931
Collective aggregate bond index fund*        1,949,751         1,890,341


* Includes Party-in-Interest Investment.


INCOME TAXES

The Internal Revenue Service has determined and informed the Company by a letter dated January 23, 1997, that the Plan is qualified and the Trust established under the Plan is tax exempt under Section 401(a) of the Internal Revenue Code (the Code). The Plan's management believes that the Plan and related Trust continue to be designed and operated in compliance with the requirements of the Code.


RECONCILIATION TO FORM 5500

At December 31, 1999 and 1998, the Plan had $80,908 and $47,114, respectively, of pending participant distributions. Pending distributions are recorded as a liability in the Plan's Form 5500; however, they are not recognized as liabilities in the accompanying financial statements. These distributions are reflected in the statement of changes in net assets available for benefits when actually paid.

The Plan  presents  in the  statements  of changes in net assets  available  for benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains (losses) and the unrealized appreciation (depreciation) on those investments.



                                             BIRDSALL, INC. RETIREMENT SAVINGS PLAN
                            Schedule H, Part IV, Line 4i - Schedule of Assets Held for Investment Purposes
                                                        December 31, 1999

                                           Description of investment including maturity
       Identity of issue, borrower           date, rate of interest, collateral, par
           or similar party                           or maturity value                      Cost         Current Value
---------------------------------------------------------------------------------------------------------------------------------
 (a)              (b)                                         (c)                             (d)             (e)

     John Hancock Financial Services      Group annuity contract: due March 2002; 6.37%   $ 2,748,654      $ 2,748,654

     Providian Capital Management         Group annuity contract: due March 2002; 6.44%     2,149,074        2,149,074

     Travelers                            Group annuity contract: due March 2004; 6.14%     1,778,111        1,778,111

     Allstate Life Insurance Company      Group annuity contract: due March 2003; 6.22%     1,952,013        1,952,013

     Life of Virginia Insurance Company   Group annuity contract: due March 2000; 7.17%       589,479          589,479

     Transamerica Asset Management        Group annuity contract: due April 2002; 6.87%       468,410          468,410

 (A) The Northern Trust Company           Short-term investment fund                            (B)          1,874,063

 (A) The Northern Trust Company           Collective stock index fund                           (B)         17,429,908

 (A) The Northern Trust Company           Collective aggregate bond index fund                  (B)          1,949,751

 (A) The Northern Trust Company           Benchmark international equity index fund             (B)            455,853

 (A) The Northern Trust Company           Benchmark small company index fund                    (B)            272,174

 (A) DFA Investment Dimensions Group Inc. Dimensional inv. group 6-10 inst. portfolio           (B)            966,624

 (A) Nicor Inc.                           Common stock at $2.50 par value                       (B)          1,459,000

 (A) Participant Notes Receivable         Participant loans earning interest 8.75%-9.50%        (B)            278,028


 (A) Denotes party-in-interest investment
 (B) Historical cost information could not be provided by the custodian.



                                              BIRDSALL, INC. RETIREMENT SAVINGS PLAN
                              Schedule H, Part IV, Line 4j - Schedule of Reportable Transactions
                                                      December 31, 1999


                           Description of asset                                  Expense
                           (include interest rate                                incurred                Current value
        Identity of         and maturity in case    Purchase    Selling   Lease    with        Cost       of asset on     Net gain
       party involved          of a loan)             price       price   rental  trans.    of asset      trans. date     or (loss)
-----------------------------------------------------------------------------------------------------------------------------------
            (a)                   (b)                  (c)         (d)     (e)     (f)          (g)             (h)          (i)

Category A - a single transaction in excess of 5% of plan assets:


Collective Short Term Investment                 $ 2,521,358                              $ 2,521,358      $ 2,521,358

Collective Short Term Investment                              $ 1,614,594                 $ 1,614,594      $ 1,614,594

Travelers Insurance Company                      $ 1,698,300                              $ 1,698,300      $ 1,698,300


Category C - a series of transactions which amount in the aggregate to more than 5% of the current value of plan assets:


The Northern Trust Co. Collective S.T. Inv. Fd   $18,342,168  $16,874,723
                       Number of transactions            256          235

Travelers Insurance Co Group annuity contract    $ 1,778,111
                       Number of transactions             12
